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                                                                    EXHIBIT 99.1

(PERCEPTRON LOGO)


Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100



                  PERCEPTRON ANNOUNCES STOCK REPURCHASE PROGRAM


PLYMOUTH, MICHIGAN, SEPTEMBER 12, 2005 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced that its Board of Directors has approved a program to purchase shares of its common stock during Fiscal Year 2006.

The Board approved a sum of up to $5.0 million to be used for this purpose. The Company may buy shares of its Common Stock on the open market or in privately negotiated transactions from time to time, based on market prices. This program may be discontinued at any time.

The Board also authorized the Company to enter into a Rule 10b5-1 trading plan ("Repurchase Plan") with Barrington Research Associates, Inc. to purchase up to $5.0 million of the Company's common stock during fiscal year 2006 (less the dollar amount of purchases by the Company outside the Repurchase Plan), in open market or privately negotiated transactions, in accordance with the requirements of Rule 10b-18.

Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, "This action taken by Perceptron's Board of Directors reflects continued confidence in the Company, its markets and its products."



ABOUT PERCEPTRON

Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, and Japan. For more information, please visit www.perceptron.com.



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    47827 Halyard Drive o Plymouth, Michigan 48170 o Phone 734-414-6100 o Fax
                                  734-414-4700